Exhibit 99.1

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

02-24-12/10:00 am CT

Confirmation # 1308764

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

February 24, 2012

10:00 am CT

Operator:  Ladies and gentlemen, good morning. My name is Peter and I’ll be your conference call facilitator today.

At this time, I would like to welcome everyone to Analysts International Corporation’s 2011 Fourth Quarter and Full Year conference call. All lines have been placed on mute to prevent any background noise.

On the call today, we have AIC’s President and Chief Executive Officer, Brittany McKinney and Senior Vice President and Chief Financial Officer, Bill Wolff. Brittany and Bill will update you on the performance of the business, and following their remarks there will be an opportunity for questions and answers.

Before we begin, let me remind you that remarks made during this conference call will contain forward-looking statements. These forward-looking statements are based on current expectations of management and do not guarantee future performance. Such statements involve inherent risks and uncertainties, including those identified in the risk factor section of the company’s most recently filed 10-K.

These risk factors could cause actual results to differ materially from those projected in any forward-looking statements. The company assumes no obligation to update any forward-looking statements made during this conference call. For more information please refer to the company’s press release and SEC filings which are available on its Web site at www.analysts.com.

As a reminder, this call is being recorded. I would now like to turn the conference over to Brittany.

Brittany McKinney:  Good morning everyone and thank you for joining us today. This is the fifth earnings call I’ve held with you, and is a one-year anniversary of my being named CEO at AIC. I’m pleased to report that 2011 was a significant year of progress and change, marking an important turning point for AIC as we increased shareholder value by returning the company to profitability while building a platform for growth.

We began to see our strategy gain momentum across the business as we built on our strong brand, longstanding client relationships and a talented consultant community. At the same time, we made key investments in the business to expand our sales and recruiting force, put a solid and experienced management team in place and enhanced our technology platform.

When I spoke to you one year ago I laid out three simple and straightforward objectives for 2011. I am pleased to report that we met our goals on all three. Let me tell you the actions we took to achieve these goals, and Bill will detail the results in a moment.

Our first goal was to build a platform for growth. We met our goal to increase our sales and recruiting force by 40%. We hired an experienced sales executive to lead our national sales strategy, and we expanded our overall client base. As a result, we saw total company growth for the first time in four years and achieved year-over-year double digit growth in our core markets.

Our second goal for 2011 was to continue gross margin improvements, which we also achieved. Our focus on high value engagements has resulted in gross margins consistently at the high end of our peer range. The third goal I laid out was to achieve profitability for the full year, marking the first profitable full year for AIC since 2004.

Not only did we meet that full-year goal, we were profitable every quarter. This is an important milestone in stabilizing the business, even as we made investments for the future. AIC’s market opportunity in the IT Services industry remains strong. In fact, I believe that market needs and demands are moving to where our strengths lie and where we believe we can differentiate from our peers.

In the current environment we see solid demand for IT services coupled with continued cost pressures on corporate budgets and a tight labor market. Therefore, clients are looking for the company that can deliver IT services at a higher value while lowering their overall risk. We believe this creates the opportunity for AIC.

We provide exceptional client service and a flexibility delivery model, we are building strong talent communities and investing in technology enabled services. These are the attributes that position AIC to win in this changing market.

Just yesterday, Inavero, a research firm focused on satisfaction surveys for professional service firms, named AIC one of the best in staffing for its exceptional client service. AIC’s score was nearly double the industry average in terms of client satisfaction.

You have heard me say before that AIC is a relationship business. This is how we win. And these survey results are evidence of the value clients place on working with us. We issued a separate press release yesterday on the survey that I hope you’ll take a moment to look at.

Now turning to 2012, our plan remains simple and straightforward, to maintain our focus on investing for growth while continuing to deliver profitability. Our 2012 plan calls for continued growth in both revenue and earnings. We will leverage the 2011 investments we made in our core markets, and continue to invest in the markets where we see the highest potential for growth.

We will leverage our strategic client relationships and expand our national sales capabilities. We will build on our strong talent communities to enhance our offerings and delivery models. And we will also continue to build AIC’s presence in the industry by promoting our values, culture and brand.

As a result, for 2012 we are projecting revenue growth between 7% and 10%, consistent with what we believe the industry growth rate will be. We also project EBITDA margins within the range of 3% to 4%. Two thousand and eleven was about balancing profitability and investments. Two thousand and twelve is about scale and top line growth. And, as we look further ahead it’s about leading the industry.

Let me close by saying I’m proud of the progress we made over the past year, and remain excited about leading AIC on our current path. With that, let me turn the call over to Bill Wolff.

Bill Wolff:  Thanks Brittany. I’m pleased to be participating in my second conference call as CFO, discussing our very solid 2011 results and talking about our plans for the future. First I’ll discuss Q4 and the full year 2011 results, focusing on the three objectives Brittany mentioned.

In our first objective, building a platform for growth, we achieved significant positive results. We ended the year with $109 million in revenue, up 2.3% for the year. Q4 was $27 million, up 7% year-over-year and down 6.2% versus Q3 due to seasonality. Overall we had a strong second half of the year as we began to realize the benefits from our earlier investments.

We achieved growth in our core markets of 10% for the full year. We also met our second goal to continue gross margin improvements. For the full year, gross margin went from 22.3% in 2010 to 24.2% in 2011, up 190 basis points. For the quarter, gross margin remained at 24.8%, the same as a year ago.

We can also report that we met our third goal, achieving profitability for the year. As Brittany pointed out, we were profitable in every quarter, and reported the first profitable year since 2004. Net income for the fourth quarter was $1.3 million, or 25 cents per fully diluted share, up from $940,000 or 19 cents per share for Q4 2010.

For the full year, net income was $3.3 million, or 66 cents per share compared with the reported loss of $480,000 or loss of 10 cents per share for 2010. Q4 EBITDA was $1.4 million, compared with $1.1 million in Q4 2010. Full year EBITDA was $4 million, compared with $400,000 for 2010. Q4 earnings per share was 25 cents for 2011, compared to 19 cents per share in 2010 or up 31.6%. Full year earnings per share swung from a loss of 10 cents to a gain of 66 cents per share.

Now let me drill down into a few areas. Our balance sheet remains strong, with $5.1 million in cash and no debt. We generated $2.4 million in cash from operations for the year. EBITDA margins were 3.6%, up from 0.4% in 2010, and as a reminder, the company has a net operating loss carry-forward of $25 million, resulting in virtually no tax liability.

Also, let me update you on our ERP investment I mentioned last quarter. We have put in place a technology platform that enables us to scale the business efficiently, enhance productivity and strengthen internal controls and risk management. In Q4 this investment added $100,000 in expense and $700,000 in capitalized cost. For the full year we capitalized $1.5 million and expensed $200,000 in cost related to this project.

Looking forward to 2012, we are projecting continued growth in both revenue and earnings over 2011. We expect the second half of the year to be stronger than the first half in both revenue and earnings due to our investment cycle and the typical seasonality of the business.

For the full year 2012 we are projecting overall revenue growth in line with the industry which we believe will be in the range of 7% to 10%, gross margins holding between 23% to 25% and EBITDA margins in line with our peer average between 3% and 4%.

Now let me talk about Q1. Industry typically experiences a 5% drop in headcount from Q4 to Q1 as many companies close out their year and their budget cycle. We experienced that decline in headcount at the start of the New Year.

As Brittany pointed, out we invested in our national sales capabilities at the end of Q4, and are going to see the full cost impact of those investments in Q1, in addition to the impact of the enhancements we have made to our employee benefits for 2012.

As a result, we project both revenue and EBITDA in Q1 will be the low point for the year. We expect year-over-year revenue growth in Q1 to be in the range of 3% to 7%, with EBITDA in the range of 1% to 3%. In summary, 2012 is lining up to be a great year, and we will continue to position AIC as a leader in the industry. Now we’ll take questions.

Operator:  Ladies and gentlemen, to ask a question at this time, please signal by pressing star 1 on your telephone keypad. Please remember if you’re using a speakerphone, pick up the handset or make sure the mute function is turned off before signaling. Once again, that’ll be star 1 for questions. We’ll pause for a brief moment.

And with no questions in the queue, I would like to turn the presentation back to management for any closing remarks.

Brittany McKinney:  Thank you for joining us this morning and your interest in AIC. This concludes today’s call.

Operator:  Again this concludes today’s conference call. Thank you very much for your participation. Have a great day.

END